Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121232) of our report dated June 16, 2006, with respect to the 2005 financial statements of the Knoll Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 25, 2007